Exhibit 2.3

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LIQUIDPISTON, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF MARCH, A.D. 2022, AT 9:40 O`CLOCK P.M.

3817202 8100	Authentication: 202909200
SR# 20220944935	Date: 03-14-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

                     State of Delaware
                         Secretary of State
                  Division of Corporations
          Delivered 09:40 PM 03/0912022
            FILED 09:40 PM 03109/2022

SR 20220944935 - File Number 3817202

CERTIFICATE OF AMENDMENT

TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIQUIDPISTON, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

LiquidPiston, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HERBY CERTIFY:

1.       That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

"FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 25,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock") and (ii) 200,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock"). Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), every one (1) share of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be split into ten (10) shares of Common Stock, without any further action by the holders of such shares (the "Stock" Split"). The Stock Split will be effected on a certificate-by-certificate basis. The Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Stock Split in accordance with this Certificate of Incorporation."

RESOLVED, that Article FOURTH, Section B.1. of the Amended and Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

"The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. 87,752 shares of the authorized and unissued Preferred Stock of the Corporation have been designated "Series Seed-1 Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in a Certificates of Designation or this Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions (including, without limitation, inclusion in provisions with respect to payment of dividends, liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) of any such additional series may be subordinated to, pan passu with, or senior to any of those of any present or nature class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The "Series Seed-1 Original Issue Price" shall mean $12.07 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series Seed-1 Preferred Stock. The "Applicable Original Issue Price" shall mean the Series Seed-I Original Issue Price, in the case of the Series Seed-I Preferred Stock. Unless otherwise indicated, references to "sections" or "subsections" in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth."

1

RESOLVED, that Article FOURTH, Section B.4.1 .I . of the Amended and Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

"4.4.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Applicable Original Issue Price by the Applicable Conversion Price (as defined below) of such series of Preferred Stock in effect at the time of conversion. The "Series Seed-1 Conversion Price" shall be equal to $1.207, after taking into account the effect of the Stock Split. The Series Seed-1 Conversion Price is sometimes referred to herein as an "Applicable Conversion Price." Each Applicable Conversion Price, and the rate at which shares of each series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below."

3.           That the foregoing amendments were approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

4.           That this Certificate of Amendment to Amended and Restated Certificate of Incorporation, which amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 9th day of March, 2022.

LIQUIDPISTON, INC.

By: /s/ Alexander Shkolnik
Name: Alexander Shkolnik
Title: President